Exhibit 99.1
Final Transcript
AUG. 06. 2007 / 5:30AM PT, RAE
Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
Conference Call Transcript
RAE — Q2 2007 RAE Systems Inc Earnings Conference Call
EVENT DATE/TIME: AUG. 06. 2007 / 5:30AM PT
CORPORATE PARTICIPANTS
Bob Durstenfeld
RAE Systems, Inc. — Director of Investor & Public Relations
Robert Chen
RAE Systems, Inc. — Chairman, President, CEO
Randy Gausman
RAE Systems, Inc. — CFO
Rudy Mui
RAE Systems, Inc. — COO
CONFERENCE CALL PARTICIPANTS
Brian Ruttenbur
Morgan Keegan — Analyst
Julie Chen
Brean Murray — Analyst
Matthew McKay
Jefferies & Co. — Analyst
Kevin Dede
Morgan Joseph — Analyst
Scott Sullivan
Smith Barney — Analyst
Bob Johnson
Analyst
PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by. Welcome to the RAE Systems Incorporated second-quarter 2007 earnings conference call.
At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session at the end of the conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.
I’d now like to turn the presentation over to your host for today’s call, Mr. Bob Durstenfeld, Director of Investor Relations.
Bob Durstenfeld - RAE Systems, Inc. — Director of Investor & Public Relations
Thank you. Good morning, everyone. Thank you for joining us today. With me today are Robert Chen, our Chief Executive Officer, Randy Gausman, our Chief Financial Officer, and Rudy Mui, our Chief Operating Officer.
If you have not seen this morning’s earnings release, it can be retrieved from our Web site at wwwRAESystems.com. If you would like a replay of this conference call, it will be retrieved two hours after this call from our Web site or from the link in this call announcement.

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I would like to remind you that the matters that we will be discussing today include forward-looking statements and as that term is used in Section 21-E of the Securities and Exchange Act of 1934, and as such are subject to risks and uncertainties. Forward-looking statements may include, without limitation, expressions of belief, anticipation, or expectations of management, statements as to industry trends or future results of operations of RAE Systems and its subsidiaries, and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties which could cause actual results to differ materially. Factors that could cause or contribute to such differences include but are not limited to general economic or industry factors and the receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-Q and Form 10-Q filings available online at www.SEC.gov, or our Web site. All forward-looking statements are based on information available to the Company on the date hereof and the Company assumes no obligation to update such statements.
As a reminder, we will not commenting on analysts’ models. Today, Bob Chen will discuss our 2007 second-quarter highlights and our outlook for the second half of 2007. Randy Gausman will review the financial results for the second quarter ended June 30, 2007. Before the question-and-answer session, Bob Chen will provide a business summary.
Now, I will turn the call over to Bob Chen. Bob, go ahead, please.
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Thank you, Bob. Good morning and thank you for joining us for our second-quarter 2007 conference call. I will provide a summary of our financial highlights and a business update, and then our CFO, Randy Gausman, will elaborate further on the financial results.
Our products have evolved from being focused on hazardous material detection, environmental, Homeland Security, first response and industrial safety to now including mine-safety applications.
For the second quarter of 2007, revenue was $20.1 million, a record second quarter for RAE Systems. Revenue increased 26% compared with the second quarter of 2006 and was an 11% increase over the first quarter of 2007.
I’m not pleased with our second-quarter financial results, which reflect several issues that our management team is addressing. For example, in China, mine safety product certifications have taken slightly longer than expected, and in America, we experienced longer selling cycles in the government business than in the past. We have adjusted our plans and are taking actions to address these issues. That said, historically, our second-half revenue has been greater than the revenue contribution from the first half of the year, and we believe that will be the trend again this year.
The Americas region contributed 40% of total second-quarter revenue and grew by 6% compared with the second quarter of 2006. We expect to see higher revenue growth from the Americas market in the second half of the year.
In the second quarter, we benefited from AreaRAE Steel, wireless platform, orders for worker safety applications on offshore oil platforms in the U.S. Gulf Coast. We received a large Homeland Security order for our NeutronRAE, radiation detectors, from a large southern state. Our products were deployed at several high-profile events, including the Long Beach, California Grand Prix, the National Basketball Association Finals in Cleveland, Ohio, and finally, the Tall Ships Exhibition in Newport, Rhode Island, which was attended by a number of top U.S. government officials.
In the Canadian market, we enter into master distribution agreements to better serve the growing energy and Homeland Security market in Canada. The goal is to provide our Canadian customers with in-country technical support, spares and warranty service.
In Latin America, we had a key win from the Brazilian civil Defense Force for AreaRAE rapid deployment kits.
In June, we exhibited at the American Industrial Hygienists Conference in Philadelphia and introduced our two new third-generation photoionization products, the MiniRAE 3000 and ppbRAE 3000. These volatile organic compound-detection products expended on our PID patents for use in the environmental, industrial safety and emergency

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Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
response applications. Both instruments feature a rapid 3-second response time, may be submerged in water for cleaning and decontamination, have built-in wireless capabilities for signal transmission of up to 2 miles and a number of other key features.
In our Europe and Middle East region, we are experiencing increased demand for single-gas hydrogen-sulfide detectors and our wireless AreaRAE rapid deployment kits. In the second quarter, we received orders for these products from both the North African and Caspian Sea oil-producing regions. One of our key advantages in the European market is the ability to offer a lead-free oxygen sensor that complies with Europe’s “reduction of hazardous substance” directives. This lead-free sensor has given the QRAE II strong market momentum in this region.
Asia revenue, including the contribution by RAE Beijing and RAE Fushun, increased by 48% and represented 46% of our second-quarter revenue. Our growth in China is due in large part to the contribution from RAE Fushun as RAE Fushun is beginning to gain traction in the coal mine safety market. Our biggest hurdle in the first half of the year was obtaining new certificates for a number of our products to meet China’s 2007 mine safety standards. These newly certified products include carbon monoxide and methane gas detectors to detect and warn when there are toxic gases and breathing protection is required; methane pumps to clear coal mines of explosive gases; respiratory protection and support, including self-rescue breathers, breathable oxygen sources, and industrial self-contained breathing apparatus, or SCBAs, so that workers can get to safety in compromised atmospheres; explosion-proof safety boxes for controllers; power supplies and batteries to keep equipment from initiating an explosion; as well as helmet headlamps, temperature and pressure-monitoring systems.
Also, at RAE Fushun, we broke ground on our new manufacturing, engineering and sales facility in the newly established Fushun Industrial Park to replace the existing, outdated facility. We expect to move into Phase I of this facility in mid 2008. The cost for this new facility was included as part of our original investment plan for the RAE Fushun joint venture.
As noted in our February conference call, 2007 continues to be a pivotal year for the Company. We continue to expect revenue to be in the range between $90 million and $95 million and to be profitable for the full year. However, before I turn the call over to Randy Gausman for his financial review of the quarter, I would like to comment on the favorable resolution of our arbitration with Polimaster. Polimaster had alleged RAE Systems breached our contract with them and infringed upon their intellectual property rights. Of course, we disputed their claim from the beginning and the matter ultimately ended being resolved through arbitration. In the second quarter, we prevailed and received an interim award. The arbitrator ruled that Polimaster failed to prove its claims and was therefore not entitled to relief, and we were awarded damages of approximately $2.4 million. We have also filed a claim to recover attorney’s fees and costs. This matter is now behind us, and we are unimpeded to continue to market our radiation products worldwide.
Now, I will hand the call over to Randy to comment on the quarter’s financial results. Randy, please go ahead.
     Randy Gausman - RAE Systems, Inc. — CFO
     Thank you, Bob. As Bob mentioned at the beginning of this call, second-quarter 2007 revenue was $20.1 million, a record second quarter for RAE Systems and an increase of 26% over the same period of 2006.
For the second quarter of 2007, the Americas contributed 40% of our total revenues, Asia contributed 46%, and Europe contributed 14%. The percentage of international revenue represents a 9 percentage point increase over the second quarter of 2006.
Gross margin for the second quarter was 50% compared with 53% for the same quarter of 2006. The decrease was primarily due to lower gross margin contribution from products sold in our Americas market and an increase in the volume of lower-margin products sold in Asia. As we introduce new products, we expect our gross margin for the second half of 2007 to be in the range of 50% to 55%.
Sales and marketing expenses were $6.3 million in the second quarter of 2007, which is an increase of 43% compared with the same quarter in 2006. This increase is primarily due to increased payroll-related expenses as a

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AUG. 06. 2007 / 5:30AM PT, RAE
Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
result of headcount increases in the Americas and the formation of our Fushun joint venture in China, as well as increases for general marketing and product promotion expenses, and other sales-related expenses.
Second-quarter research and development spending was $1.9 million, an increase of 30% compared with the same quarter in 2006. The increase was primarily due to the development of new products, including portable and wireless products such as the MiniRAE 3000 and the ppbRAE 3000.
G&A expenses were $4.1 million, which was an increase of 34% compared with the second quarter of 2006. The increase was primarily due to increased payroll expenses related to additional headcount in the Americas and in China, primarily due to our Fushun joint venture and some additional expense to complete the Polimaster arbitration.
The net loss for the quarter was $2.5 million or $0.04 per share, compared with a net loss of $54,000 or less than $0.01 per share for the second quarter of 2006.
Year-to-date revenue was $38.1 million and $28.3 million for the six months ended June 30, 2007 and 2006, respectively.
Our net loss for the six months ended June 30, 2007 was $4.8 million or $0.08 per share, compared with $1.1 million or $0.02 per share for the six-month period ended June 30, 2006.
My comments next will focus on the key changes to our balance sheet since March 31, 2007.
At June 30, 2007, we had cash of $10.4 million compared with 13.0 million at March 31.
Net cash used in operating activities was $3.7 million, which consisted of a $900,000 operating loss adjusted for non-cash items and a $2.8 million reduction in working capital. Purchases of property and equipment were $700,000, and payment of notes payable was $200,000.
To partially fund the uses of cash, we borrowed $2 million from our revolving line of credit. We believe that our existing cash balances, cash generated from operations, and our bank line of credit will provide us with sufficient working capital to meet our expected future organic growth plan.
Accounts receivable increased by approximately $600,000 to $18.5 million at June 30, 2007 compared with March 31, 2007. DSOs were 84 days at quarter and, compared with 91 days at March 31. This represents an improvement over our target of 90 to 100 days. Net inventory increased by $1.4 million from March 31, 2007 to $16.5 million for the quarter. Inventory turn was 2.2 times in the quarter compared with 2.1 times for the first quarter of 2007. This represents about 163 days on inventory compared with 171 days at March 31, 2007. This improvement reflects improved inventory management at our manufacturing facility in Shanghai, China.
Now, I will make a few comments about the forward-looking guidance for 2007. We are reaffirming our previous guidance that we expect full-year revenues to be in the range of $90 million to $95 million. We expect operating expenses to increase year-over-year to support our growth initiatives, but at a rate less than our revenue growth. Our goal is to return to profitability in the second half of the year, and end the year with positive cash flow and earnings per share.
Now, I will turn the call back over to Bob Chen for his closing remarks.
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Thank you, Randy.
As we continue into 2007, I want to review our success for the second quarter. This quarter’s revenue was a record second quarter for the Company. We benefited from our focus on the industrial sector and by strong growth in all of our global markets. We continue to be a strong global player in the hazardous material detection, environmental remediation, first response, and industrial safety to now encompass public and mine safety applications.

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Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
We are optimistic about our second-half business prospects. We have strengthened our sales channels in Europe, Asia, the Middle East and in the Americas. Year-to-date, we’ve introduced four new, multi-use products for use in the industrial, chemical safety and Homeland Security markets with more on the way. RAE Fushun has received the mine safety certifications for most of its key products and is now actively selling them into the China coal mining market.
In conclusion, I’m optimistic about our second half, and we are reaffirming our previous revenue guidance of between $90 million to $95 million for 2007 with a goal of positive earnings per share for the full year. We look forward to seeing many of you at the upcoming fall investor event, including the Kaufman Brothers Conference September 3 and 4, and the Jefferies investor conference on October 1 and 2, both in New York City, and the American Electronics Association Investors Classic on November 6 in Monterrey, California.
I would now like to open the floor to questions. Operator, please open the call to questions at this time.
QUESTION AND ANSWER
Operator
     Of course. (OPERATOR INSTRUCTIONS). Brian Ruttenbur, Morgan Keegan.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Can you give us organic growth year-over-year first of all?
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, I could tell you that, in the second quarter, RAE Fushun’s revenue contribution was $2.8 million. Then for the full year or for the first half, it was $4.3 million, Brian.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay, and it was nothing last year?
     Randy Gausman - RAE Systems, Inc. — CFO
     Nothing last year.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay. Then it looks like — I just want to confirm these numbers with you — revenue for the Americas is up about $400,000, year-over-year. Is that correct? It was about $7.6 million in second quarter?
     Randy Gausman - RAE Systems, Inc. — CFO
     That’s very close.
     Brian Ruttenbur - Morgan Keegan — Analyst

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AUG. 06. 2007 / 5:30AM PT, RAE
Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
     Okay. Then, sales and marketing, I had a question about that. It grew dramatically sequentially, about $1 million, and it was up about $2 million year-over-year. Can you tell us what’s going on there? I mean, how many people have you added? Is it U.S. growth or is it Chinese growth? (multiple speakers)?
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, there’s a couple of factors. Year-over-year, in sales and marketing, we added about 12 headcount. You know, that’s comparing second quarter of ‘07 to second quarter of ‘06. Plus, we’re right in the middle of the Fushun integration, and the second quarter is a very busy time for a number of trade shows and conferences, so we would have some natural seasonal increase in expenses. Plus, we do have the contribution from RAE Fushun, which we didn’t have a year ago.
     Brian Ruttenbur - Morgan Keegan — Analyst
     So third quarter, seasonally, there should be a drop from second quarter?
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, I would expect that, in the third quarter, we certainly wouldn’t see any incremental increase and perhaps some additional efficiency.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay, and then fourth quarter, you would — at least last year, you had a seasonal pop-up. Would you see some incremental move-up from the third quarter, then, in the fourth quarter?
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, let me correct slightly what I said about the third quarter. Of course, there will be, in sales and marketing, there will be a reflection of higher commissions for our sales force worldwide in the third and fourth quarter as we expect higher revenue within both of those quarters.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay, so I guess that leads me to the next question, which is revenue. Basically, with your guidance, you say you’re going to do, in the second half of the year, $52 million to $57 million in revenue for the third and fourth quarters combined, right?
     Randy Gausman - RAE Systems, Inc. — CFO
     That’s correct.
     Brian Ruttenbur - Morgan Keegan — Analyst
     And be profitable on the year. Can you tell us how that $52 million to $57 million will be weighted? Is it going to be heavier towards the fourth quarter or the third quarter?

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     Randy Gausman - RAE Systems, Inc. — CFO
     Well, the third quarter is typically the point of the year where we see an increase in our federal government sales activity because you know September 30 is the end of the government fiscal year. Then in the fourth quarter, we typically see higher revenue coming out of China because that’s the end of their fiscal year, December 31. So, I think, historically, in the past, the fourth quarter has always been the highest revenue-generating quarter in the Company’s history.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay.
     Randy Gausman - RAE Systems, Inc. — CFO
     We don’t expect that trend to change this year.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay, so the margins should be a little bit — the gross margins should be a little bit better in the third quarter and then a little bit worse in the fourth quarter because of the mix of business?
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, one might conclude that but as we’ve indicated, we’ve already announced, this year, four new products, and we have more slated for later in the year. So, with the introduction of our new products, we are expecting a pick-up in our margin in the second half of the year, overall.
     Brian Ruttenbur - Morgan Keegan — Analyst
     G&A should be holding steady? There’s no other big legal expenses or anything like that, right?
     Randy Gausman - RAE Systems, Inc. — CFO
     We can say that the Polimaster suit is behind us. You know, there will probably be some slight residual expenses but nothing of substance because, as we indicated, we have an interim award, so we still need to get the final award so we will have a little bit of legal expenses but it shouldn’t cause any substantial increase. We’re working very hard to smooth out our G&A expenses as we are all of our expenses in the Company.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay, so the R&D and legal should be relatively flat from these levels?
     Randy Gausman - RAE Systems, Inc. — CFO
     I would expect so.

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Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay, for the remainder of the year. And then balance sheet — do you have any plans on the balance sheet if you plan to do a shelf? You are just going to borrow from credit lines until you are cash flow positive? Do you expect to be cash flow positive in the third quarter and therefore not use credit lines any more?
     Randy Gausman - RAE Systems, Inc. — CFO
     We expect to be cash-flow positive for the full year, I mean for the full year and certainly for the second half. We don’t have any plans at this time to raise any additional equity. We’re starting to see some improvement in our inventory turns, we’re starting to see some improvements in our DSOs coming down. So, we think, with continued focus on those operational issues, we will be able to generate the sufficient cash that we need for the rest of the year and into the future. You know, we have no plans at this time for any inorganic activity. But of course, if that were to develop, we would have to reevaluate our cash situation.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay and the last question is about China and the $4 billion or $5 billion a year safety fund. When do we really start seeing that break loose? Can you give some kind of macro, what’s going on there and has money started flowing?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Yes, Brian this is Bob. As we know, in 2007, China produced 2.4 billion metric tons of coal. And you know, there already have a law to collect about $2 per ton, so it’s about $4.8 billion.
However, if you analyze China’s total coal production, 70% is produced of the 2.4 billion metric tons are produced by the 3,000 larger, state-owned coal mines. They have better safety practices, a much better economy of scale, and 30% are produced by about 23,000 smaller, privately owned and local, municipal mines, which have very shabby safety practices.
The government has a plan to shut down all these smaller, privately owned mines. So they’ve already shut down quite a few, and by the end of the year and moving forward to 2008, they will continue to shut down these smaller mines. So for these smaller mines, they don’t contribute to the safety fund because they’re being shut down.
For the large mines, the government has a plan to consolidate any into the so-called superlarge coal mine with a capacity about 600 to 800 million metric tons, and also larger coal mines which produces greater than 50 million tons per year. So these larger mines act as the integrator and acquire and integrate these smaller mines. So as a result of this, only about 30% safety funds are truly available for our types of equipment.. In 2007, we estimate — because they need to use the funds to do acquisitions and consolidate the smaller mines, so they only collect about one-third, about 33%.
So in 2007 our estimate the safety fund at $1.1 billion. In 2008, we estimate it will probably double to $2.2 billion, eventually in 2009, it will reach to $4.8 billion to $5 billion level. So we think we are addressing a pretty good-sized market for this coal mine market. As we move on, we will continue to become a dominant player in the market.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Are funds coming out? Are you starting to see money getting spent of $1.1 billion?

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     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Yes, actually they are spending. They have allocated the safety funds to specified projects including underground coal mine methane gas extraction systems, gas-fire monitoring systems, breathing apparatus. They are spending on all of these — they are looking for proposals — actually they are spending it.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay. You are going to start seeing that big-time in the fourth quarter? Is that when you start seeing a pickup for you guys directly?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Our fourth quarter will probably have a significant increase. Definitely next year and the year after, we’re going to really start to see a very significant contribution.
Operator
     Julie Chen, Brean Murray.
     Julie Chen - Brean Murray — Analyst
     Bob, if I may just go for the larger goal of how I understand what’s been said, you’re saying that you’re going to be cash-flow positive at the end of the year. If I look at earnings right now, you are pretty much at a — $0.08 in terms of EPS. So you’re saying that you’re going to try to recover the $0.08 for the second half of this year? Is that a correct statement?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Yes, that’s correct.
     Julie Chen - Brean Murray — Analyst
     Okay, so in terms of operating expense control, is the company trying to do anything to control operating expenses for the second half?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Yes, absolutely, on all levels — inventory, headcount, the DSOs, and our G&A expenses. So, we have a tight procedure in controlling or reviewing on a regular basis.
     Julie Chen - Brean Murray — Analyst
     So how about in terms of R&D, if I may ask as well? R&D, the Company has always been known as an innovative technology company and you are always spending money, inventing new products. R&D is no exception. Is that the trend that we’re looking at as well, that R&D expense is going to be on a continuing trend? As I look at R&D

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comparing this year and last year, there is a continued increase in terms of where you are going to go (multiple speakers).
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Julie, look at it. — you know, we need to continue to innovate using our patented technology, continue to improve our gross margin, and so actually you look at the increase in R&D, but on a percentage level, it will remain pretty steady at about 8% to 9%, okay? So as our revenue increases, of course the percentage of R&D or the amount of funds will continue to increase. So for us and our company, we will probably maintain 8% to 9% of our R&D expenditures.
     Randy Gausman - RAE Systems, Inc. — CFO
     Julie, just to follow on what Bob said, R&D is about 9% of our revenue, and that’s what it was last year as well; it was about 9%. We believe somewhere in the spending of 8% to 9% is an appropriate level of spending for a company like RAE Systems — that we are a technology leader in our industry. We’ve actually invested quite a bit in our RAE engineering center in Shanghai and I think we’re at a point where we’re starting to see the payoff of that benefit. You know, we’ve rolled out four new products this year so for; we’ve got more new products coming out. So we’re finally beginning to see some of the benefits of that investment.
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Yes. Also besides the new product, we also have these lead-free oxygen sensors. We’re in a very unique position to give us a differentiation and command a higher price. Also, on the wireless technology on some of the radiation sensors. So the Company is in a very competitive position.
     Julie Chen - Brean Murray — Analyst
     So, let’s move onto other Chinese opportunities, if I may? Bob, you just gave an update in terms of coal mining safety spending — your other China opportunities that’s going to come in as well for RAE systems. Can you give us a bit color such as, for example, the Shanghai underground or other industrial safety aspects of where we can look for upsides that may help drive the second-half business?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Yes, the Shanghai underground, our China general manager has personally talked to the Shanghai Underground. They actually have an active program. They need to sort out the funding issues, whether it’s coming from the Underground, the transportation ministry or coming from the public security funds. So until then, we are selected, we are on their most favorable vendor list. We are also actually looking for other emergency response funding and other public security funding..
     Julie Chen - Brean Murray — Analyst
     Right. Is it also possible to give us a little bit in terms of the short lease with the state of Illinois opportunity as well in terms of potentially when that may happen?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO

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AUG. 06. 2007 / 5:30AM PT, RAE
Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
     Yes, I will have Rudy Mui, our COO, handle U.S. business. He maybe can help us comment on that.
     Rudy Mui - RAE Systems, Inc. — VP Marketing
     Hi, Julie. This is Rudy Mui. With respect to the state of Illinois, we are certainly one of the finalists. They are still evaluating our products; We recently did a training in the state, and we expect, some time probably sometime in the fourth quarter, they will make a final award for this year.
     Julie Chen - Brean Murray — Analyst
     Great. Thank you very much.
Operator
     Matthew McKay, Jefferies.
     Matthew McKay - Jefferies & Co. — Analyst
     Just following up on one of Brian’s questions earlier, you know, the gross margin improvement in the range of 50% to 55% — is that going to be sustainable in 2008 just as the Chinese revenue likely starts to become a greater part of the mix?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Before Randy comments, I also want to point out one major trend. That is, as you know, in the previous several conference calls, this is not a new issue for us, we saw margin management problems when we first acquired KLH, because they are a full line distributor of many products, so I’m very glad to report that the percentage of RAE and KLH manufactured product has steadily climbed compared to OEM products, so actually the gross margin in RAE Beijing continued to improve. We are using similar strategies in RAE Fushun as well. So one of our strategies is to introduce RAE’s unique proprietary technology products, increase the percentage of these products to improve the gross margin by managing mix.
Randy, you might have some color.
     Randy Gausman - RAE Systems, Inc. — CFO
     Yes, so Matthew, one of the things that we’ve noted is following Bob’s comment about RAE Beijing, and this will hold true I’m sure in the future for RAE Fushun — is that we have been introducing more and more of RAE products that have been developed by RAE Systems into their business mix. We have seen this already in the first half of this year is an improvement in RAE Beijing’s margins. It’s starting to improve into a higher range, getting closer to the 50% level.
So I think, looking forward into the future, even though the volume in China and Asia as well will be growing as a percent of the worldwide contribution to RAE, I think, with the introduction of more RAE-originated products, that will help the margins in China as well. So you know, we haven’t done a detailed analysis of 2008 yet at this point but we’re just looking at the general trends, I believe we’re comfortable in saying that our margin target margin of 50% to 55% looks good for the foreseeable future. You know, we will have, as we get closer to the end of the year, we will have more of an update for you about 2008.

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AUG. 06. 2007 / 5:30AM PT, RAE
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     Matthew McKay - Jefferies & Co. — Analyst
     Okay, that’s very helpful, thank you. Just is the revenue guidance for Fushun still about $12 million for the full year?
     Randy Gausman - RAE Systems, Inc. — CFO
     Yes, you know, Fushun got off to a slower start this year than we had anticipated earlier in the year, but they have doubled their revenue in the second quarter compared with the first quarter, and we have spent a lot of time understanding why they got off to a late start. We believe we have a good feel for the second half and we still think that they are going to make their goal of $12 million. It might be $11 million, it might be $12 million but it’s certainly in the range of what we originally anticipated.
     Matthew McKay - Jefferies & Co. — Analyst
     Great. You know, just it sounds like probably not but just asking the question — is there any potential Illinois revenue in the guidance?
     Randy Gausman - RAE Systems, Inc. — CFO
     Not at this time, like Rudy said, he commented that we expect an award late in the fourth quarter. It just depends totally on the timing of that award.
     Matthew McKay - Jefferies & Co. — Analyst
     Okay. Then just any sense of timing of receiving cash from Polimaster, given that you won? Also, any idea of legal costs, fees that you could further recover from the arbitrator?
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, I will take the second part of your question first. We’ve spent, in Q1, about $1 million on arbitration expenses related to Polimaster. In Q2, we spent about $300,000, and then of course there were some expenses earlier when this all started.
     You know, Polimaster is a company that’s based in Eastern Europe, and we are sure going to do everything we can to recover those funds, but we are cautiously optimistic that we will be able to recover those funds. We won’t really have a high level of certainty at this point. We talked with counsel about it, but again, they are a company that’s based in Eastern Europe. Having said that, however, the real victory here for RAE Systems is it removes this cloud over our radiation products. We believe, now with this litigation finally behind us, that it’s going to just enable the Company to go out and sell better our radiation products.
Rudy, you may want to comment on that as well.
     Rudy Mui - RAE Systems, Inc. — VP Marketing
     Yes. Certainly, one of issues we’ve had is that, with this particular arbitration in place, we’ve had a difficult time engaging certain customers. With the announcement, we have noticed an increase in interest such as the recent award for the NeutronRAE fromt one of the Southern states. So our expectation is that, as Randy said, with this

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Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
particular cloud now past us, that we will be able to be more aggressive in terms of our pursuit of various radiation opportunities.
     Matthew McKay - Jefferies & Co. — Analyst
     Okay, great. Then just the timing of the settlement payment?
     Rudy Mui - RAE Systems, Inc. — VP Marketing
     Right. That’s correct.
     Matthew McKay - Jefferies & Co. — Analyst
     Then just last one — you know, you’ve reiterated revenue guidance but you also highlighted just that the Chinese certification process has been taking a little longer and that some of the government sales cycles have been a little delayed too. So I’m just trying to make sure I understand what is sort of making up for those delays to keep the revenue guidance where it is?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Matthew, I just want to let you know, that, Fushun was a state enterprise. In the first quarter, it was kind of disappointing for the delay on the products China mine safety certificates. But also, we are also engaged in integration of the organization into the RAE family and also encountered Chinese new year in the first quarter, so it was kind of a slow start. But in Q2, they had doubled the revenues and I think that this is behind us now. So I think Fushun is moving forward to execute to plan. We’re monitoring this business very closely.
So for the U.S. business, as you know, the government funding and the timing is sometimes difficult to predict, so we’re putting more emphasis on the industrial, the other part of the business. But we’ve continued to pursue government opportunities, but it depends on the funding timing. We’re not putting those into our definite forecast, so this is something we make some adjustments on our revenue predictions.
     Matthew McKay - Jefferies & Co. — Analyst
     Okay, thanks a lot, guys. Nice job.
Operator
     (OPERATOR INSTRUCTIONS). Kevin Dede, Morgan Joseph.
     Kevin Dede - Morgan Joseph — Analyst
     Good morning, guys. Congrats on being able to stick to your guidance. It looks impressive.
On that note, can you add a little more color, Bob, to the comment regarding the lengthening government sales cycles? Are you concerned that they are not going to fully spend the money that they’ve allocated in Homeland Security, or that there will be a decline in that spending?

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Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Rudy, maybe you want to comment on some of your proposal and some of the government funding spending patterns?
     Rudy Mui - RAE Systems, Inc. — VP Marketing
     So Kevin, there has been — I don’t know if you’ve been tracking it but there was a delay in the firefighter assistance grants earlier this year to the tune of about 30 days. So as a result, many of the programs that were tied to those particular grants consequently also got pushed out. However, as you know, the end of the government fiscal year is September 30, so any grants that are in place should close by that date.
So one of the things that we are actively doing is looking at various government programs, government opportunities and moving toward closing them. We’ve also established a government group which is focused on larger, slightly longer-term government programs particularly tied to the military and military-funded programs. Many of those are immune to any slowdown in Homeland Security spending.
     Kevin Dede - Morgan Joseph — Analyst
     Randy, on your comments regarding the overhang of Polimaster, is there any way to look at the pipeline and maybe give us an indication of what sort of projects might come your way, state to state or versus various government agencies?
     Rudy Mui - RAE Systems, Inc. — CFO
     So let me comment in general, because I don’t want to comment specifically about projects that we’re working on. But certainly one of the areas that we’ve seen open up as a result of our efforts and with the Polimaster overhang past us is individual State Homeland Security offices. Just like our discussion earlier about the state of Illinois, there’s a lot of other states that are also trying to be more proactive and not necessarily waiting for the federal government to lead the way with a nationwide radiation solution or radiation policy. So consequently, we’ve seen a lot of traction in approaching the top 10 to 15 states in terms of Department of Homeland Security and state funding. So, that’s probably an area that we will see some success in, similar to what we announced with the NeutronRAE success.
     Kevin Dede - Morgan Joseph — Analyst
     Okay, thanks, Rudy. Bob, with regards to the certification process versus the allocation of Chinese government spending on safety programs, can you just sort of characterize the sort of below-expectation performance in the first half versus the second half? Is it more the fact that you’ve got product certified and that you are able to distribute it through the second half, or is it do you think it’s really more of that — of an uptick in safety spending from the Chinese government that will help you drive your Fushun business?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Okay, let me answer your question in this way. In 2007, the Chinese government upgraded their safety standards, the coal mine product safety standards. So as the new standards, some of the old certifications expired, so we have to go to the new standards for approval. The RAE Systems is just going ne organization integration, so our [act] was not quite together to actively apply for these certifications. It took a little bit longer than we anticipated. But we had

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no problem passing the safety certification. So I think in Q2, a great majority, most of the product have received safety certificates. So moving forward, I think we have the right product to sell into the Chinese coal mine market.
Earlier, I mentioned to Brian Ruttenbur about the coal mine market. I think the funding is definitely there. They are spending; the coal mine, even in the summer season, you know, the coal mines — because the international energy price is high. So all these coal mines are doing very well, financially they are very, very healthy. So we believe the market is there. They are spending.
     Kevin Dede - Morgan Joseph — Analyst
     Okay, then last question for me — I’m just kind of curious on where you are in the integration of the joint venture, in terms of your own financial reporting systems.
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Randy?
     Randy Gausman - RAE Systems, Inc. — CFO
     Are you talking about in terms of internally, or are you talking about — I’m not exactly sure what your question was.
     Kevin Dede - Morgan Joseph — Analyst
     I mean, I know that the integration of KLH was probably a little bit more than what you guys had expected off the get-go. Having had that experience, I had hoped that things were maybe a little smoother on a joint venture. I was just wondering if you could (multiple speakers).
     Randy Gausman - RAE Systems, Inc. — CFO
     Okay, I got you. Actually, from an internal reporting perspective — and I will just even speak a little bit broader. From a whole infrastructure, IT infrastructure perspective, the integration has actually gone very well.
Now, we are making — we’ve decided to defer a certain number of things because, as we indicated, we’re going to be moving into a new facility early next year. So, what we’ve put in place is the reporting capability and IT infrastructure that is sufficient for us to manage the business today. But once we get into our new facility, then we are going to actually beef it up even more because it doesn’t make sense to put a lot of investment into a facility that we’re going to be vacating within the next 12 months.
But having said that, from a financial reporting perspective, we have put in place a number of the systems that we already use in other locations. The finance staff in China that helped us integrate RAE Beijing is the same finance staff that’s helping us integrate RAE Fushun, so we do have that experience and it’s going very well. Our general manager in RAE Fushun is getting a lot of the assistance from our folks in RAE Beijing and RAE Shanghai, so I think, overall, from an integration perspective, we are really on track and actually we have not had any real hiccups to my knowledge.
     Kevin Dede - Morgan Joseph — Analyst
     Very good, gentlemen. Thank you very much for the detailed answers, and congrats on the visibility.

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AUG. 06. 2007 / 5:30AM PT, RAE
Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
Operator
     Scott Sullivan, Smith Barney.
     Scott Sullivan - Smith Barney — Analyst
     Most of my questions have been answered of course, but specifically, has the Polimaster suit dismissal specifically opened up any contracts that were being held up due to that incident?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Rudy?
     Rudy Mui - RAE Systems, Inc. — VP Marketing
     Scott, let me try to answer that. Certainly, you know, you don’t always know about a customer’s decision and what necessarily goes into it, but the fact that we had that arbitration in place — I did know that a number of customers were perhaps a little bit more hesitant about choosing our solution versus a competitive solution. As a result of that ruling, we’ve seen more interest. We’ve seen more customers basically looking at our product again. So I don’t know. I can’t point to many programs where that has been the case, but when you are in the sales and marketing side, you kind of get that feeling that they are a little bit more hesitant. With that passed us, we’ve seen people with more interest in our products.
     Scott Sullivan - Smith Barney — Analyst
     Okay, thank you very much. Good luck.
Operator
     Bob Johnson, Satuit Capital.
     Bob Johnson Analyst
     Bob, I wonder if you could revisit the topic of the safety fund a little bit. I am perhaps (inaudible) from previous conference calls, understood that the 2.4 billion tons at $2 a ton, as you pointed out, was roughly $4.8 billion, yet, this morning, we are hearing that they are only collecting roughly $1.1 billion to use for the purposes we thought and that they are in the process of apparently buying or doing something with the balance to shut down the smaller funds. How do we know that the amounts may not be diverted to shut down all of those, or what kind — I mean, $2 a ton is a pretty specific number. Now, it seems to be a little softer in terms of how much is going to be used for the actual safety devices. Could you flush out whatever background knowledge you have about the government’s approach? We’ve seen their ability to do something fairly draconian with the head of the FDA. Maybe there’s other ways to shut down a mine?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     I think, from the government’s perspective, shutting down the unsafe, privately owned and local municipal mines is part of the safety program. So a lot of the larger mines are being allowed to use some of these funds to consolidate, to acquire, and to buy the assets — because the small mines, they have assets, they have to really pay them to get them shut down.
So in our estimation, by interview some of the mines, talking to the people, our internal marketing group estimates it’s about — a rough guess is about one-third of the larger mines are actually pay for the safety funds. The smaller mines, they will be shut down. There’s only — there will be shut down, so they don’t collect the safety funds. So only 70% of the 4.8 million and plus one-third collected. I’m talking about in 2007, there will be $1.1 billion collected, okay?
So in 2008, as the coal mines shut down, the total funds available for safety products increase, so into next year, we estimate probably it will double again up to $2.2 billion. This is our estimate, and in 2009, we will go back to 4.8 billion to 5 billion. So $1.1 billion is still a very large fund.
     Bob Johnson Analyst
     That is actively being used to purchase some devices?
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     Yes. They have safety fund-specified projects. To give you some example, the underground coal mine methane explosive gas extraction system, coal mined gas-fire monitoring detection system, coal mine (inaudible) electronic positioning systems, coal mine safety product support structure, safety pressure monitoring systems, breathing apparatus, self rescue, dust fire control system, coal mine underground safety engineering construction, underground air ventilation. They have specified all of these projects to be under the funding and the tax treatment for the safety fund specified for use, including water removal, coal mine safety.
You know, besides the engineering in the mine project, we are not participating, but most of them we participated. So we estimate, in our market study, it’s not 30% to 35% of the safety funds are the market we can serve.
     Randy Gausman - RAE Systems, Inc. — VP Marketing
     I think the other thing, Bob, another — we’ve done quite a bit of work to understand the coal mine safety market. I think what we’re seeing right now is the government is taking a responsible position to shut down a lot of these unsafe, privately operated mines because a lot of those, the people that operate those mines didn’t really give much of a damn about safety. They want to transition to safer operated mines. So I think we’re probably end of period for this year and maybe part of next year where those funds will be used to do that. But once those unsafe mines are shut down, our analysis shows that, in the next couple of years, two or three years, that all of those funds then that will collected will be reinvested back in for purely safety operations and safety products.
So, over the course — you know, if we take a long perspective, over the course of next two to three years, we see the opportunity, the market opportunities [available market to] for RAE Fushun even to grow beyond where it is today. But from the Chinese government perspective, as Bob said, their first effort is really to shut down these unsafe mines.
     Bob Johnson Analyst
     Okay, thank you, fellows.
Operator

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AUG. 06. 2007 / 5:30AM PT, RAE
Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
     Brian Ruttenbur, Morgan Keegan.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Yes, I just had a follow-up on revenue on the year. I was running the revenue, $52 million to $57 million, the gross margin is 50% to 55%. Your operating expenses have been running 60-plus%. I’m having a hard time getting to where you are making up for the first half of the year with the second half. I can see how you can get your operating expenses down to slightly profitable. Can you get them down to 40% of your revenue? Is that the goal? Is there some kind of overall stated goal? I’m just having a hard time getting to where you are profitable or breakeven on the year.
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, Brian, for the first half of the year, we spent $1.3 million for Polimaster, so you probably have to take that into consideration.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay, and that was in G&A?
     Randy Gausman - RAE Systems, Inc. — CFO
     Right. Correct.
     Brian Ruttenbur - Morgan Keegan — Analyst
     Okay. Just looking at the second quarter, your operating expenses were right around 60% of your revenue. I’m just trying to figure out where is it going to go down to in the third quarter and the fourth quarter, so that you can make up for that — for your losses in the first half of the year. That’s where I’m having difficulty.
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, again — and I know you’ve gone through this. We’ve said we don’t comment on models, but just to give you the general trend, we are looking for an increase in the revenue, which you’ve taken into consideration; we’re looking for improvement in our margins I think, which you’ve taken into consideration. Going forward, on our operating expenses, you know, we will not have — we will not repeat the Polimaster expenses. We are looking at other areas in the Company to become more efficient across the board. Now, I’ve already said that our R&D expenses will probably run 8% to 9%, maybe not quite that high for the rest of the year, but they have been for the first half of the year. I don’t see a substantial increase in the actual level of R&D spending through the rest of the year.
You know, G&A, we had some unusual expenses for not just Polimaster but for some accounting expenses that were sort of a hangover from 2006.
Then in sales and marketing, you know, I think we’re running at a rate now that we will see maybe a little bit better improvement because we are looking to making some changes there. But we still will have some increases relative to sales commissions for the rest of the year. But from our perspective and the analysis we’ve done, we’re comfortable with the guidance that we’ve given.

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Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
     Brian Ruttenbur - Morgan Keegan — Analyst
     Great. Thank you very much. I appreciate it.
Operator
     Matthew McKay, Jefferies.
     Matthew McKay - Jefferies & Co. — Analyst
     Actually, just following up the same type of question, just what are you assuming for your income tax expense in the second half of the year?
     Randy Gausman - RAE Systems, Inc. — CFO
     Matthew, that’s an interesting question. I was waiting for that one. You know, with the implication of FIN 48 this year and with the mix of Asia business and U.S. business, you know, we actually had a tax expense in this quarter. For the rest of the year, we are actually looking probably somewhere, you know, a tax benefit, a slight tax benefit for the balance of the year, even though our projection is to generate positive EPS in the second half of the year. It’s been a difficult effort for us to accurately forecast our tax position because of the change in the business mix between the U.S. and foreign countries, because as you know impacts our international tax rate. But I would expect that we will have a slight tax benefit for the year, for the full year, you know, 2007.
     Matthew McKay - Jefferies & Co. — Analyst
     Okay, that is very helpful.
     Randy Gausman - RAE Systems, Inc. — CFO
     I think when you see, when you see the 10-Q, you’ll get a better sense of — you know, we’re trying to do a good job of explaining our tax situation, and we go into quite a bit of detail in our 10-Q.
     Matthew McKay - Jefferies & Co. — Analyst
     Okay, that’s very helpful. Then just looking out into the out-years, would you think it would go back up to around 38%, or any idea?
     Randy Gausman - RAE Systems, Inc. — CFO
     Well, again, it’s dependent upon the business mix. You know, in Asia, the tax rates are lower than they are in the U.S., so depending on how that business mix works itself out through the coming years will have sort of a very definite impact on our effective tax rate.
     Matthew McKay - Jefferies & Co. — Analyst
     All right, that helps a lot. Thank you.

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AUG. 06. 2007 / 5:30AM PT, RAE
Q2 2007 RAE SYSTEMS INC EARNINGS CONFERENCE CALL
Operator
     This concludes the Q&A session. I will now turn the call back over to Mr. Robert Chen for closing remarks.
     Robert Chen - RAE Systems, Inc. — Chairman, President, CEO
     I would like to personally thank you for your continued support of RAE Systems, and look forward to speaking with you at our third-quarter conference call.
Operator
     Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.